THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS
Net Earnings Increase $0.13 Per Share for the Quarter; Earnings from Continuing Operations
Up 12% for First Three Quarters of Fiscal 2005

Milwaukee, Wis., March 22, 2005.....The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 24, 2005.

Total revenues for the third quarter of fiscal 2005 were $62,472,000, compared to revenues of $65,764,000 for the third quarter of the prior year. Earnings from continuing operations were $1,786,000 or $0.06 per diluted share for the third quarter of fiscal 2005, compared to earnings from continuing operations of $2,645,000 or $0.09 per diluted share for the comparable quarter of the prior year. Net earnings, which include net after-tax income of $4.8 million or $0.15 per diluted share from discontinued operations, were $6,595,000 or $0.21 per diluted share for the third quarter of fiscal 2005, compared to net earnings of $2,284,000 or $0.08 per diluted share for the comparable prior period. Continuing operations include The Marcus Corporation’s theatre and hotels and resorts divisions. The company’s former limited-service lodging division and Miramonte Resort in Indian Wells, Calif., have been classified as discontinued operations in accordance with current accounting pronouncements and prior year results have been restated to conform to the current presentation.

For the first three quarters of fiscal 2005, total revenues were $211,946,000, compared to revenues of $211,404,000 for the same period in the prior year. Earnings from continuing operations were $17,389,000 or $0.57 per diluted share for the first three quarters of fiscal 2005, a 12.1% increase from earnings from continuing operations of $15,512,000 or $0.52 per diluted share for the same period in the prior fiscal year. Net earnings were $96,328,000 or $3.16 per diluted share for the first three quarters of fiscal 2005, compared to net earnings of $20,032,000 or $0.67 per diluted share for the first three quarters of fiscal 2004. The net earnings for the first three quarters of fiscal 2005 include $76.6 million in gains on sale of discontinued operations net of income taxes.

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“We are pleased to report significantly increased net earnings again this quarter, thanks to gains reported from the December sales of the Miramonte Resort and a former joint venture Baymont Inns & Suites property in Ontario, Calif. In both cases, we created significant value with our investments in these two assets – value that was ultimately realized for our shareholders as a result of these transactions,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“Marcus Theatres had a good slate of hit movies during the holiday season, but they simply weren’t able to surpass the results from last year’s mega-blockbuster The Lord of the Rings: The Return of the King. This year’s third quarter results were also negatively impacted by the fact that Christmas Eve and Christmas Day fell on a Friday and Saturday, which are normally the two biggest movie-going days of the week. Excluding the last two weeks of December, which were impacted by the holiday timing and The Lord of the Rings comparison, box office revenues were actually up slightly for the other 11 weeks of the quarter,” said Marcus. Top-grossing films for the quarter included Meet the Fockers, National Treasure and Ocean’s 12.

Marcus said comparisons to the first half of the fiscal 2005 fourth quarter will be challenging, due to last year’s surprise blockbuster The Passion of The Christ. “Spring pictures such as Robots, which has opened strong, as well as Ring Two, Miss Congeniality 2: Armed and Fabulous, Guess Who and Hitchhiker’s Guide to the Galaxy have potential to perform well. The extended outlook for film product begins to look even better in May and beyond, beginning with the Kingdom of Heaven, Kicking and Screaming and the highly anticipated Star Wars: Episode III – Revenge of the Sith opening in mid-May. Looking ahead to the summer, the slate of films is also very promising, with potential hits including Madagascar, The Longest Yard, Cinderella Man, Batman Begins and War of the Worlds,” said Marcus.

On March 11, Marcus Theatres opened its new Marcus Cinema of Saukville in Saukville, Wis., a fast growing suburb north of Milwaukee. “With its convenient location, art deco design and the latest amenities, this new theatre is a welcome addition for area moviegoers,” said Marcus.

During the third quarter, the division announced plans to build a new UltraCinema in Brookfield, Wis., a Milwaukee-area suburb. The all-stadium seating, all-digital sound theatre will feature 17 screens, including a 75-foot-wide UltraScreen®. Other new theatres are currently under development in Racine, Green Bay and East Troy, Wis. In addition, the division will open its sixth UltraScreen at its Twin Cities-area theatre in Oakdale, Minn. on May 19.

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Marcus Hotels and Resorts reported a 1.4% decrease in revenue per available room (RevPAR) for comparable properties for the third quarter. “December, January and February are always challenging winter months for hotels in the Midwest, and bookings at our properties that cater to group business were down compared to the prior year. The third quarter results also include pre-opening expenses for the Platinum Suite Hotel & Spa in Las Vegas and our new downtown Chicago property,” said Marcus. “We are encouraged by the pace of our advanced bookings in this division, which are ahead of where we were at this time last year. Our fourth quarter in particular appears to have the potential to be very strong compared to last year.”

“We are making good progress on our major hotel projects. We recently broke ground for the Platinum Suite Hotel & Spa, a new luxury condominium hotel located just off the Las Vegas Strip. We are in the final stages of construction on our exciting new downtown Chicago property and expect it to open by the end of May. We expect to announce the brand for this property in the very near future. We are also looking forward to beginning the renovation and restoration of the Skirvin Hotel in Oklahoma City,” said Marcus.

“Both the hotel and theatre divisions have strengthened their real estate and development teams. The hotel division recently added two experienced development executives and the theatre division has added a vice president of development and a real estate director. With these seasoned development executives on board, we believe we are well positioned to pursue an increasing number of opportunities to grow both of our divisions,” said Marcus.

Marcus noted that the company’s increased earnings from continuing operations for the first nine months of fiscal 2005 reflect increased investment income and reduced interest expense as a result of the sale of the limited-service lodging division. “Our management team is continuing to evaluate the potential uses of the proceeds from the sale. While we do not have a strict timetable for this process, we anticipate addressing this topic further in the foreseeable future. We remain committed to growing both Marcus Theatres and Marcus Hotels and Resorts. We are also considering other potential opportunities and uses of the proceeds,” he said.

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Marcus Corporation management will host a conference call today, March 22, 2005, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5522. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Tuesday, March 29, 2005 by dialing 1-888-203-1112 and entering the passcode 9146928. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 503 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 10 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 24, 2005	Feb. 26, 2004	Feb. 24, 2005	Feb. 26, 2004
Revenues:
Rooms and telephone	$9,226	$9,540	$42,612	$42,461
Theatre admissions	24,976	26,441	76,549	77,652
Theatre concessions	11,740	12,427	36,092	35,876
Food and beverage	8,213	8,609	27,863	27,114
Other revenues	8,317	8,747	28,830	28,301

Total revenues	62,472	65,764	211,946	211,404

Costs and expenses:
Rooms and telephone	5,085	4,813	16,861	16,386
Theatre operations	19,622	20,495	59,572	59,979
Theatre concessions	2,482	2,721	7,781	7,914
Food and beverage	7,002	6,939	21,491	20,606
Advertising and marketing	3,529	3,462	11,748	11,436
Administrative	6,635	5,980	19,552	18,588
Depreciation and amortization	6,181	6,229	18,370	18,563
Rent	518	381	1,482	1,362
Property taxes	1,671	2,183	5,723	5,977
Pre-opening expenses	221	59	396	156
Other operating expenses	4,811	4,539	15,443	15,044

Total costs and expenses	57,757	57,801	178,419	176,011

Operating income	4,715	7,963	33,527	35,393

Other income (expense):
Investment income	1,982	413	3,801	1,464
Interest expense	(3,722)	(3,924)	(11,381)	(12,343)
Gain (loss) on disposition of property, equipment
and investments in joint ventures	19	(43)	2,251	1,344

	(1,721)	(3,554)	(5,329)	(9,535)

Earnings from continuing operations before
income taxes	2,994	4,409	28,198	25,858
Income taxes	1,208	1,764	10,809	10,346

Earnings from continuing operations	1,786	2,645	17,389	15,512

Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(835)	(361)	2,338	4,520
Gain on sale of discontinued operations, net
of income taxes	5,644	--	76,601	--

	4,809	(361)	78,939	4,520

Net earnings	$6,595	$2,284	$96,328	$20,032

Earnings per share - basic:
Continuing operations	$0.06	$0.09	$0.58	$0.53
Discontinued operations	0.16	(0.01)	2.62	0.15

Net earnings per share	$0.22	$0.08	$3.20	$0.68

Earnings per share - diluted:
Continuing operations	$0.06	$0.09	$0.57	$0.52
Discontinued operations	0.15	(0.01)	2.59	0.15

Net earnings per share	$0.21	$0.08	$3.16	$0.67

Weighted average shares outstanding:
Basic	30,224	29,664	30,061	29,580
Diluted	30,770	29,939	30,508	29,779

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) Feb. 24, 2005	(Audited) May 27, 2004
Assets:
Cash and cash equivalents	$176,261	$9,439
Cash held by intermediaries	155,164	--
Accounts and notes receivable	11,031	10,408
Real estate and development costs	5,202	6,438
Other current assets	4,095	5,677
Assets of discontinued operations	30,868	290,023
Property and equipment - net	389,449	373,617
Other assets	51,822	49,267

Total Assets	$823,892	$744,869

Liabilities and Shareholders' Equity:
Accounts and notes payable	$14,267	$16,885
Income taxes	367	1,311
Taxes other than income taxes	7,496	8,113
Other current liabilities	22,865	18,056
Current maturities of long term debt	23,454	25,738
Liabilities of discontinued operations	46,383	39,668
Long term debt	184,667	207,282
Deferred income taxes	16,765	18,714
Deferred compensation and other	15,864	15,379
Shareholders' equity	491,764	393,723

Total Liabilities and Shareholders' Equity	$823,892	$744,869

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THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended Feb. 24, 2005
Revenues	$38,470	$23,696	$306	$62,472	$28	$62,500
Operating income (loss)	9,113	(2,100)	(2,298)	4,715	(1,339)	3,376
Depreciation and amortization	3,050	2,729	402	6,181	39	6,220
13 Weeks Ended Feb. 26, 2004
Revenues	$40,850	$24,570	$344	$65,764	$28,667	$94,431
Operating income (loss)	10,387	(789)	(1,635)	7,963	(516)	7,447
Depreciation and amortization	2,959	2,893	377	6,229	5,324	11,553
39 Weeks Ended Feb. 24, 2005
Revenues	$117,809	$93,074	$1,063	$211,946	$46,172	$258,118
Operating income (loss)	29,018	10,451	(5,942)	33,527	4,039	37,566
Depreciation and amortization	8,906	8,267	1,197	18,370	3,770	22,140
39 Weeks Ended Feb. 26, 2004
Revenues	$119,340	$91,162	$902	$211,404	$98,470	$309,874
Operating income (loss)	30,246	10,902	(5,755)	35,393	8,432	43,825
Depreciation and amortization	8,725	8,717	1,121	18,563	15,634	34,197

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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